EXHIBIT 99.2

WICKES INC.
706 NORTH DEERPATH DRIVE
VERNON HILLS, IL 60061
OTCBB: WIKS.OB

AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 4, 2003

WICKES INC. ANNOUNCES COMMENCEMENT OF EXCHANGE OFFER

     VERNON HILLS, IL, NOVEMBER 4, 2003 — WICKES INC. (OTCBB: WIKS.OB), a leading distributor of building materials and manufacturer of value-added building components, announced today that it has commenced an offer to exchange (i) cash and its new 10% Convertible Notes due June 15, 2007 or (ii) its new Convertible Notes, for all of its $21,123,000 aggregate principal amount of outstanding 11 5/8% Senior Subordinated Notes due December 15, 2003. Tendering noteholders may elect to receive for each $1,000 principal amount of Subordinated Notes tendered, either (i) $500 in cash and $250 principal amount of new Convertible Notes or (ii) $1,000 principal amount of new Convertible Notes. In either event, if the Exchange Offer is completed, tendering noteholders will also receive accrued and unpaid interest on the Subordinated Notes from June 16, 2003 through the closing date of the Exchange Offer.

     The successful implementation of the Company’s debt restructuring plan, of which the Exchange Offer is an ongoing part, is expected to enable the Company to restructure a portion of its existing debt and thereby improve its balance sheet. The Company is making the Exchange Offer because it does not expect to generate sufficient cash from operations to pay the Subordinated Notes when they mature on December 15, 2003. Therefore unless all the Subordinated Notes are tendered in the Exchange Offer, the Company expects to default on its payment obligation.

     The Exchange Offer, which is being made to holders of the existing Subordinated Notes pursuant to an Offering Memorandum, is subject to not less than $20,066,850 principal amount of Subordinated Notes being exchanged. The closing of the Exchange Offer is also subject to the Company obtaining the consent of its senior lenders to the Exchange Offer and the funding of an additional term loan under the Company’s senior credit facility or the Company entering into other financing arrangements under which it will borrow funds to be paid to holders of Subordinated Notes who elect to receive cash and new Convertible Notes in the Exchange Offer. There can be no assurance that such consent or financing will be obtained, although the Company’s largest stockholder, Imagine Investments, Inc., has committed, subject to certain conditions, to loan the necessary funds.

     The Company recently determined that certain interest, employee benefits and manufacturing related expenses were not properly classified in its previously issued financial statements. Although these reclassifications did not affect the Company’s net sales or net income (loss) as previously reported, the Company will restate its previously issued financial statements. Prior to the expiration date and as an additional condition to the closing of the Exchange Offer, the Company will file with the SEC an amendment to its 2002 Form 10-K containing restated consolidated financial statements and the opinion of its independent auditors on those restated financial statements. The Company’s auditors have advised management that their report will contain an explanatory paragraph relating to the Company’s ability to continue as a going concern. The Company will also file amendments to its Quarterly Reports on Form 10-Q for the quarters ended March 29, 2003 and June 28, 2003.

     Wickes will accept for exchange all Subordinated Notes validly tendered and not withdrawn prior to the expiration date. The expiration date of the Exchange Offer is 5:00 p.m. Eastern Standard Time, on Wednesday, December 3, 2003, unless extended.

     The new Convertible Notes will be the Company’s general unsecured obligations and will rank equally with the Company’s other unsecured indebtedness, including the Subordinated Notes. The new Convertible Notes will rank subordinate to the Company’s secured indebtedness, including the senior credit facility and the Senior Secured Notes due 2005.

     The new Convertible Notes will bear interest at 10 percent per annum payable on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2004.

     At any time after the Company’s certificate of incorporation is amended to increase the number of shares of Common Stock the Company is authorized to issue, the new Convertible Notes will be convertible, in whole or in part, into Common Stock at the rate of one share of Common Stock for each $1.00 principal amount of new Convertible Notes being converted.

     This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the new Convertible Notes which are the subject of the Exchange Offer or the Common Stock into which the Convertible Notes are convertible. Offers are made only by the Offering Memorandum, which can be obtained by calling D. F. King & Co., Inc., Wickes’ Information Agent, at (888) 869-7406 (toll-free in the U.S.) In addition, holders of the Subordinated Notes may contact HSBC Bank USA, Wickes’ Exchange Agent, at (718) 488-4475 (attn: Paulette Shaw). The Exchange Agent and the Information Agent will answer all questions with respect to the Exchange Offer solely by reference to the terms of the Offering Memorandum. In addition, all questions with respect to the Exchange Offer may be directed to the Wickes Information Center at (847) 367-3414.

     WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company’s building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.’s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.

     This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company’s Form 10-K, its Form 10-Qs, the Offering Memorandum and other documents which are on file with the Securities and Exchange Commission.